Exhibit 10.71

[Date]
VIA HAND DELIVERY
[Name]
C/O Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862

Re: Severance
This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), will pay you cash severance if your employment with the Company is terminated in a Qualifying Termination (as defined below).

1.	Severance Payments.

(a)
Non-Change in Control Severance. If your employment with the Company is terminated in a Qualifying Termination other than on or within twelve (12) months following a Change in Control, then, subject to terms and conditions of this Agreement, the Company will:

i.
pay you an amount equal to the sum of (A) one times (1x) your annual base salary and (B) a pro rata portion of your target annual bonus (prorated based on the percentage of the fiscal year that shall have elapsed through the Separation Date), in each case, as in effect on the Separation Date (or, if a reduction in your annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction) (the “Severance Payment”); and

ii.
provided that you timely and properly elect to purchase continued healthcare coverage under COBRA, pay you a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earliest of (i) the one-year anniversary of the Separation Date, (ii) the date on which you become covered under another employer’s health plan and (iii) the expiration of the maximum COBRA continuation coverage period for which you are eligible under federal law. For the avoidance of doubt, you will be responsible for paying the applicable COBRA premiums directly to the Company’s COBRA administrator (the “COBRA Payment”).

The Severance Payment and COBRA Payment (to the extent payable as described above) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement (as defined below) becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 6 below.

(b)
Change in Control Severance. If your employment with the Company is terminated in a Qualifying Termination on or within twelve (12) months following a Change in Control, then, in lieu of the payments described in Section 1(a) above and subject to terms and conditions of this Agreement, the Company will provide you with the following benefits:

i.
pay you an amount equal to two times (2x) the sum of your annual base salary and target annual bonus, in each case, as in effect on the Separation Date (or, if a reduction in your annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction);

ii.
pay you an aggregate amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date multiplied by twenty four (24) (the sum of (i) and (ii), “Change in Control Severance Payment”); and

iii.
any stock options or other equity-based award that you hold on the Separation Date, to the extent then-unvested, shall vest in full, with performance-based awards vesting at target, and, in the case of stock options, shall remain exercisable as provided in the equity plan or award agreement under which they were granted.

The Change in Control Severance Payment will be paid in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 6 below, but in no event will be paid later than March 15th of the year following the year in which the Separation Date occurs.

(c)
Death or Permanent Disability Severance. If your employment with the Company is terminated due to your death or by the Company due to your Permanent Disability, then, in lieu of the payments described in Sections 1(a) or 1(b) above and subject to terms and conditions of this Agreement, the Company will provide you with the following benefits:

i.
a pro rata portion of your target annual bonus for the year of termination, based on the percentage of the fiscal year that shall have elapsed through the Separation Date, payable in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement becomes fully effective and irrevocable (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date) (the “Death/Disability Payment”).

(d)	Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

i.	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

ii.
“Cause”  means any of the following: (i) your material failure to perform your employment duties (other than as a consequence of any illness, accident or disability); (ii) your continued, willful failure to carry out any reasonable lawful direction of the Company; (iii) your material failure to comply with any of the applicable rules of the Company contained in its Employee Handbook or any other Company policy; (iv) your fraud, willful malfeasance, gross negligence or recklessness in the performance of your employment duties; (v) your willful failure to comply with any of the material terms of any agreement between you and the Company; (vi) your other serious willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, or (vii) your conviction of a crime (or a pleading of guilt or nolo contendere), other than one which in the opinion of the board of directors of the Company does not affect your position as an employee of the Company.

iii.	“Change in Control” means any of the following:

a.
Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who is the Beneficial Owner of fifty percent (50%) or more of the voting power on the date this Agreement is accepted and agreed to by you, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including, without limitation, in a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its Subsidiaries, including, without limitation, an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

b.
Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company or the line of business to which your employment principally relates (a “Business

Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

c.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

iv.
“Good Reason” means, without your consent: (i) a material decrease in your base salary or failure to pay salary when due; (ii) a material diminution in your duties or responsibilities (provided however, that a mere change in your title or reporting relationship alone shall not constitute “Good Reason”); (iii) the failure of the Company to cause the transferee or successor to all or substantially all of the assets of the Company or line of business to which your employment principally relates to assume by operation of law or contractually the Company’s obligations hereunder; or (iv) the relocation of your principal work location to a location more than fifty (50) miles from its current location; provided, in each case, that (A) you provide written notice to the Company, setting forth in reasonable detail the event giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (B) such event is not cured by the Company within thirty (30) days following its receipt of such written notice, and (C) you actually terminate your employment not later than thirty (30) days following the expiration of such cure period.

v.
“Permanent Disability” means your inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of your position with or without reasonable accommodation, for a period of: (i) ninety (90) consecutive calendar days or (ii) an aggregate of one hundred and twenty (120) days out of any consecutive twelve (12)-month period, and which entitles you to receive benefits under a disability plan provided by the Company.

vi.	“Person” means an individual, entity, or organization, including a government or political subdivision, department, or agency of a government.

vii.
“Qualifying Termination” means a termination of your employment by the Company without Cause or your resignation from the Company for Good Reason. “Qualifying Termination” does not include a termination of your employment due to your death or Permanent Disability.

viii.	“Separation Date” means the date your employment with the Company terminates.

ix.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Company, during the period of such affiliated status.

2.
Conditions to Payment. Any obligation of the Company to pay you the Cash Severance Payment, the COBRA Payment, the Change in Control Severance Payment or the Death/Disability Payment is conditioned upon (i) your continued compliance with all confidentiality, non-solicitation, no-hire, non-disparagement, invention assignment, cooperation and other similar obligations to, and other restrictive covenants in favor of, the Company or any of its subsidiaries or affiliates to which you are currently obligated, as well as those set forth on Exhibit A (the “Restrictive Covenants”), and (ii) your (or your estate’s or legal representative’s, in the event of your death or Permanent

Disability) execution and delivery to the Company of a separation agreement that includes a non-competition covenant that applies for one year following your termination of employment and general release and waiver in favor of the Company in a form reasonably acceptable to the Company (a “Separation Agreement”) and such Separation Agreement becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the Separation Date.

3.
No Other Severance Benefits. The payments provided by this Agreement are in lieu of any severance or similar payments or benefits that you may otherwise be entitled to upon termination of employment with the Company or any of its subsidiaries or affiliates, including, without limitation, under any severance policy of the Company or any of its subsidiaries or affiliates.

4.
Withholding. The Company may withhold from all amounts payable under this Agreement any taxes or other amounts required by law to be withheld with respect to such payments, as determined by the Company in its sole discretion.

5.
Scope of Agreement. Nothing in this Agreement will be deemed to entitle you to continued employment with the Company or any of its subsidiaries or affiliates, limit the Company’s right to terminate your employment at any time for any reason or alter the at-will nature of your employment with the Company.

6.
Section 409A. All amounts payable under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”). To the extent required to comply with or be exempt from Section 409A, you will not be considered to have terminated employment with the Company for purposes of this Agreement, and no payment will be due to you under this Agreement, until you have incurred a “separation from service” from the Company within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If you are determined to be a “specified employee” at the time of your separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under this Agreement will be delayed until the earlier of (i) the date that is six months and one day following your separation from service or (ii) your death. Each amount paid to you pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement shall be treated as the right to a series of separate payments. To the extent required to comply with Section 409A, if the period available to execute (and not revoke) the Separation Agreement spans two calendar years, the Cash Severance Payment, the COBRA Payment, the Change in Control Severance Payment or the Death/Disability Payment will be paid in the second calendar year. To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Agreement unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, and if it is not a “change in control event,” payment of the severance described in Section 1(b) of this Agreement shall instead be paid as provided under Section 1(a) of this Agreement (unless the severance, or portion thereof, could be paid earlier without resulting in adverse tax consequences under Section 409A). Any reimbursement payable under this Agreement that is subject to Section 409A is subject to the following additional rules: (A) the amount of expenses eligible for reimbursement during any taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year; (B) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any other person will be liable to you by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Agreement, including by reason of the failure of this Agreement to satisfy the applicable requirements of Section 409A in form or in operation.

7.
Section 280G. If all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with any other payment or benefit that you receive or are entitled to receive from the Company or any of its subsidiaries or affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you will be entitled to receive: (A) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amounts otherwise payable hereunder and under any other agreements and plans of the Company and its subsidiaries and affiliates (without regard to clause (A)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder and thereunder. All determinations under this Section 7 will be made by an accounting, consulting, or valuation firm selected, and paid for, by the Company.

8.
Assignment. Neither the Company nor you may assign any rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other, except that the Company may assign its rights and obligations under this Agreement without your consent in the event that you are transferred to a position with any of the Company’s subsidiaries or affiliates, and the Company will assign its rights and obligations under this Agreement in the event of a reorganization, consolidation, or merger involving the Company or any of its subsidiaries or affiliates in which the Company is not the surviving entity, or a transfer of all or substantially all of the Company’s assets or line of business to which your employment principally relates. This Agreement shall inure to the benefit of and be binding upon you and the Company and your and its respective successors, executors, administrators, heirs and permitted assigns.

9.
Governing Law; Validity. The laws of the Commonwealth of Massachusetts will govern all questions concerning the relative rights of you and the Company and all other questions concerning the construction, validity and interpretation of this Agreement, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which other provisions will remain in full force and effect.

10.
Specific Performance. ·You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Exhibit A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or proving damages, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.
Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:        Lantheus Medical Imaging, Inc.
331 Treble Cove Rd.
N. Billerica, MA 01862
Attention: General Counsel

If to you:            To your address on file with the Company

12.
Miscellaneous. This letter agreement (including Exhibit A) is the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements, and understandings, whether written or oral, with respect to the subject matter described herein. No modification or amendment of this Agreement will be valid unless such modification or amendment is agreed to in writing and signed by you and by a duly authorized officer of the Company.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute the same instrument.

[The remainder of the page is intentionally left blank.]

You acknowledge that the Company provided you with this Agreement at least ten (10) business days before it was to be effective. You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this agreement.
Sincerely,

LANTHEUS MEDICAL IMAGING, INC.

By:

Name: [Name]
Title: [Title]

ACCEPTED AND AGREED:

__________________________________
Name: [Name]

Exhibit A
You acknowledge and recognize (i) the highly competitive nature of the businesses of the Company and its affiliates, (ii) the Company’s and its affiliates’ relationships with their actual and prospective customers, strategic or otherwise critical suppliers and service providers, licensors, licensees and other business partners (each, a “Business Partner”) are of great competitive and strategic value, (iii) the Company and its affiliates have invested, and continue to invest, substantial resources in developing and preserving those Business Partner relationships and goodwill, (iv) the loss of any Business Partner relationship or goodwill will cause significant and irreparable harm to the Company and its affiliates and, (v) during the course of your employment with the Company, (A) you will be in a position of trust and confidence with the Company and its affiliates, (B) as such, you will have access to, and/or participate substantively in, communications, discussions, meetings, deliberations, decisions and/or other activities relating to Business Partner relationships, (C) you will have access to other confidential information of the Company and its affiliates, including their trade secrets, and (D) you will benefit from the goodwill of the Company and its affiliates. In consideration of the circumstances described above and as a condition of your employment by the Company, the severance pay and benefits set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which you acknowledge, you hereby acknowledge and agree that you will be bound by the provisions set forth below (collectively, the “On-Going Obligations”):

1.	Non-Solicitation and Non-Compete.

(a)
During your employment with the Company and for a period of one year following the date on which you cease to be employed by the Company (the “Non-Solicitation Period”), you will not, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting for purposes of offering or accepting goods or services similar to or competitive with those offered by or to the Company or any of its affiliates, to or from any of the Company’s or any of its affiliates’ Business Partners:

(i)	with whom you or any employee reporting directly or indirectly to you had personal contact or dealings on behalf of the Company during the two years preceding your termination of employment;

(ii)	for whom you had direct or indirect responsibility during the two years immediately preceding your termination of employment.

(b)	During the Non-Solicitation Period, you will not, whether on your own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee or contractor of the Company or its affiliates to leave the employment of, or cease providing services to, the Company or its affiliates; or

(ii)
hire any such employee or contractor who was employed by or providing services to the Company or its affiliates as of the date of your termination of employment with the Company or who left the employment of or ceased providing services to the Company or its affiliates coincident with, or within one year prior to or after, the termination of your employment with the Company.

(c)	During your employment with the Company (the “Non-Competition Period”), you will not, directly or indirectly:

(i)
engage in or undertake any planning to engage in any business that competes with the business or businesses of the Company or any of its affiliates, namely in the testing, development and manufacturing services for the development, manufacture, distribution, marketing or sale of radiopharmaceutical products, contrast imaging agents and/or radioactive generators for the global medical and pharmaceutical industries (or any businesses which the Company or its affiliates has specific plans to conduct in the future and as to which you are aware of such planning) (each, a “Competitive Business”), including any of the services that you provided to the Company or its affiliates at any time (collectively, the “Restricted Services”), in each case, in any geographic area in which the Company or any of its affiliates does business (or has specific plans to conduct business in the future and as to which you are aware of such planning) or in any geographic area in which you at any time provided services or had a material presence or influence (collectively, the “Restricted Geography”); or

(ii)
render any of the Restricted Services to any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business in the Restricted Geography, whether directly or indirectly, as an employee, contractor, individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(d)
Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (i) are not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(e)
It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other provisions contained herein.

(f)	The provisions of this Section 1 shall survive the termination of this Agreement and your employment for any reason.

2.
Non-Disparagement. Subject to Section 3(a)(iii), neither you nor the Company will at any time (whether during or after your employment with the Company) make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false or disparaging remarks, comments, or statements concerning the other party, except for truthful statements that may be made pursuant to legal process, including without limitation in litigation, arbitration or similar dispute resolution proceedings. This Section 2 will survive the termination of the Agreement and your employment for any reason.

3.	Confidentiality; Intellectual Property.

(a)	Confidentiality.

(i)
You will not at any time (whether during or after your employment with the Company) (x) retain or use for the benefit, purposes or account of you or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information - including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)
Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law, regulation or legal process to be disclosed; provided that you will give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)	Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires you to furnish prior notice to the Company of the same. You are hereby advised and acknowledge that you understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding.   Notwithstanding this immunity from liability, you are hereby advised and acknowledge that you understand that you may be held liable if you unlawfully access trade secrets by unauthorized means. Nothing in this Agreement limits, restricts, impedes or in any other way affects your ability to exercise any protected rights to the extent that such rights cannot be waived by agreement or to comply with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that you will give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iv)
Except as required by law, you will not disclose to anyone, other than your immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that you may disclose to any prospective future employer the provisions of Sections 1, 2 and 3 of this Agreement provided they agree to maintain the confidentiality of such terms.

(v)
Upon termination of your employment with the Company for any reason, you will (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware and promptly return any other Company property in your possession.

(b)	Intellectual Property.

(i)
If you have created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to your employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), except with respect to the Prior Works listed on Schedule A, you hereby grant the Company a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)
If you create, invent, design, develop, contribute to or improve any Works, either alone or with third parties, at any time during your employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), you will promptly and fully disclose such Works to the Company and you hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)
You agree to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times. All Company Works are the Confidential Information of Company

(iv)
You will take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)
You will not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. You hereby indemnify, hold harmless and agree to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. You will comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. You acknowledge that the Company may amend any such policies and guidelines from time to time, and that you remain at all times bound by their most current version.

(c)	The provisions of this Section 3 shall survive the termination of this Agreement and your employment for any reason.

4.
Each of the On-Going Obligations is an individual right, separately enforceable by the Company and/or its applicable affiliate(s), notwithstanding any conflict or other inconsistency among any provisions (or any parts of any provisions) of any of the On-Going Obligations, and no such conflict or other inconsistency will have the effect of superseding, restricting or otherwise limiting any of the On-Going Obligations. The obligation of the Company to make payments and provide the benefits described under the Agreement, and your right to retain those payments and benefits, are expressly conditioned upon your continued full performance of your obligations under this Agreement and of the On-Going Obligations.

You acknowledge that the Company provided you with this agreement at least ten (10) business days before it was to be effective. You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this agreement.

LANTHEUS MEDICAL IMAGING, INC.

By: _________________________________
Name: [Name]
Title: [Title]

ACCEPTED AND AGREED:

_____________________________________
Name: [Name]

Schedule A
[Exceptions to Prior Works License]